Exhibit 99.2

RISK FACTORS

All references in this document to “we,” “us,” “ our” or similar references mean Webster Financial Corporation and its successors, and include our consolidated subsidiaries where the context so requires. When we refer to the “common stock” we refer to our common stock, par value $.01.

Risks Related to Our Common Stock

We may not pay dividends if we are not able to receive dividends from our subsidiary, Webster Bank.

We are a separate and distinct legal entity from our banking and nonbanking subsidiaries and depend on the payment of cash dividends from Webster Bank and our existing liquid assets as the principal sources of funds for paying cash dividends on our common stock. Unless we receive dividends from Webster Bank or choose to use our liquid assets, we may not be able to pay dividends. Webster Bank’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements. See “Supervision and Regulation—Dividends” in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of regulatory and other restrictions on dividend declarations.

If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and the opportunity for a hearing, that such bank cease and desist from such practice, and may take other supervisory actions, including other formal or informal enforcement actions. Depending on the financial condition of our banking subsidiaries, the applicable regulatory authority might deem us or any relevant banking subsidiary to be engaged in an unsafe or unsound practice if our banking subsidiaries were to pay dividends. The Federal Reserve and the Office of the Comptroller of the Currency have issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings. In 2009, the Federal Reserve released a supervisory letter advising bank holding companies, among other things, that as a general matter a bank holding company should inform the Federal Reserve and should eliminate, defer or significantly reduce its dividends if (1) the bank holding company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (2) the bank holding company’s prospective rate of earnings is not consistent with the bank holding company’s capital needs and overall current and prospective financial condition, or (3) the bank holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

The provisions of the Dodd-Frank Act restricting bank interchange fees, and any rules promulgated thereunder, may negatively impact our revenues and earnings.

The Dodd-Frank Act requires that interchange transaction fees, which are established by payment card networks and paid by merchants to card issuers for each transaction, be “reasonable and proportional” to the cost of the card network’s expense for processing the transaction. Under the Dodd-Frank Act, the Federal Reserve Board (“FRB”) must adopt rules regarding interchange fees that may be charged with respect to electronic debit transactions, to take effect one year after enactment. In December 2010, the FRB (i) proposed regulations to establish standards for determining whether a debit card interchange fee received by a card issuer is reasonable and proportional to the cost incurred by the issuer for the transaction and to prohibit network exclusivity arrangements and routing restrictions and (ii) requested comment on two alternative interchange fee standards that would apply to all covered issuers.

This provision of the Dodd-Frank Act and the rules to be promulgated thereunder are expected to cause significant reductions in our future interchange fee revenue and income. We estimate that, all else being equal, the implementation of final rules will result in a reduction to our interchange fee income of approximately $9.5 million pre tax in 2011 and approximately $20.0 million pre tax per year thereafter. We are currently evaluating strategies to offset the anticipated decline in revenue and our net income from such rules.